PROMISSORY NOTE- CMC IV

$120,000 (One Hundred Twenty Thousand Dollars)
Principal Amount

Dated: April 11, 2008
State of Nevada

Funding Date- On or before April 11, 2008
Due Date of Note October 11, 2008

FOR VALUE RECEIVED, One Hundred Twenty Thousand Dollars ($120,000), the undersigned, Indigo-Energy, Inc., a Nevada Corporation, located at 701 N. Green Valley Parkway, Suite 200, Henderson, NV 89074 (**Borrowers**) hereby promises to pay to the order of Carr Miller Capital LLC, a Corporation or his assigns located at 701 Rt-73 South, Suite 410, Marlton, NJ 08053 (**Maker**) the sum of $120,000 (One hundred Twenty Thousand Dollars). Said sum shall be paid in the manner following:

This Promissory Note shall bear **Interest** at twenty percent (20%) per annum from the Funding Date to the Due Date. Interest payments shall be paid to Maker at monthly intervals commencing 30 days from Funding Date. Borrowers may pre-pay any or all of the Principal Amount without penalty.

At the Due Date Borrower will repay the Note in the following manner:

> Borrower will repay the Principal Amount along with accrued Interest within 10 days of the Due Date via check to the Makers address above.

Additionally, the Maker shall receive 11 (eleven) shares of Borrower's common stock for each dollar amount of the Principal Amount within thirty (30) days of disbursement of the funds, such stock to be restricted by Rule 144 and to be distributed as directed by Maker.

This Note shall at the option of the Maker be immediately due and payable upon the occurrence of any of the following:

1- Breach of any condition of any of the security interest.
2- Upon the insolvency, dissolution, or liquidation of the Borrowers.

Wire Instructions for receipt of funds by Borrower are:

Bank of America
Branch NV1-155-01-01
Banker: Charity Lopez
2638 W. Horizon Ridge Parkway

Henderson, NV 89052
702-654-6316
702-654-6342 fax
Indigo-Energy, Inc.
Account # 005012537333
Wire Routing ABA # 026009593

In the event this note shall be in default, and placed with an attorney for collection, then the Borrower agrees to pay all reasonable attorney fees and costs of collection. Payments not made within 10 days of due date shall be subject to a late charge of 10% of said payment. All payments hereunder shall be made to the Maker.

The Borrowers agree to be fully bound hereunder until this note shall be fully paid and waive demand, presentment and protest and all notices hereto and further agrees to remain bound, notwithstanding any extension, renewal, modification, waiver, or other indulgence by the Maker or upon the discharge or release of the Borrowers, or upon the exchange, substitution, or release of any collateral granted as security for this Note. No modification or indulgence by Maker shall be binding unless in writing, and any indulgence for one occasion shall not be an indulgence for any other or future occasion. This Note shall take effect as a sealed instrument and shall be construed, governed, and enforced in accordance with the laws of the State of Nevada.

Signed the date recorded below:

Steve Durdin, CEO
Indigo-Energy, Inc.

April 11, 2006
Date

Accepted by Maker Carr Miller Capital, LLC,

Everett Miller, Principal

4-11-2007
Date

EIN #

PromNoteCMC IV